EXHIBIT (8)(l)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

(MFS)

ADDENDUM TO PARTICIPATION AGREEMENT

Amendment No. 1 to the Participation Agreement, dated as of May 1, 2002, by and among MFS VARIABLE INSURANCE TRUST, MASSACHUSETTS FINANCIAL SERVICES COMPANY, and TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (formerly, AUSA LIFE INSURANCE COMPANY, INC.) (the “Agreement”).

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

Effective April 1, 2004

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Share Class (Initial or Service Class)	Portfolios Applicable to Policies
Separate Account VA BNY September 27, 1994	Transamerica Financial Life Insurance Company Policy Form No. AV343 101 90 396 or AV806 101 158 102 under the marketing name Transamerica Landmark NY Variable Annuity	Service	MFS Total Return Series MFS New Discovery Series

Separate Account VA QNY August 13, 1996	Transamerica Financial Life Insurance Company Policy Form No. AV1024 101 179 1003 Flexible Premium Variable Annuity - E	Service	MFS Bond Series MFS Investors Growth Stock Series MFS New Discovery Series MFS Research Series MFS Utilities Series

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ John K. Carter

Name:	John K. Carter

Title:	Vice President

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ James R. Bordewick, Jr.

Name:	James R. Bordewick, Jr.

Title:	Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ Robert T. Burns

Name:	Robert T. Burns

Title:	SVP and Secretary